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Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

January 16, 2001


Dear Sir/Madam:

We have read the 4 paragraphs of Item 4 included in the Form 8-K dated January 16, 2001 of TIS Mortgage Investment Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

By Jeffrey M. Jarczyk

Copy to:
Mr. John Castello, Executive Vice President and Chief Financial Officer,
                   TIS Mortgage Investment Company